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March 18, 2010

Sandy Spring Bancorp, Inc.
17801 Georgia Avenue
Olney, Maryland  20832

RE:       Issuance of up to 7,475,000 shares of common stock

Ladies and Gentlemen:

We have acted as special counsel for Sandy Spring Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the offering of shares of common stock, par value $1.00 per share (“Common Stock”), by the Company pursuant to the Underwriting Agreement, dated March 17, 2010 (the “Underwriting Agreement”), between the Company and Robert W. Baird & Co. Incorporated, as the representative of the several underwriters named in Schedule I thereto (the “Underwriters”). The Underwriting Agreement provides for the purchase by the Underwriters of 6,500,000 shares of the Company’s Common Stock and, at the option of the Underwriters, up to 975,000 additional shares of Common Stock pursuant to an overallotment option (collectively, the “Shares”). The Shares are being offered and sold by the Company pursuant to a prospectus supplement dated March 17, 2010 and the accompanying base prospectus dated February 19, 2009 (collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3, as amended (File No. 333-157134) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

We have reviewed the Registration Statement, the Underwriting Agreement, and the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares.  We have also examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact as we have deemed necessary or advisable for purposes of our opinion.  In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

This opinion is limited solely to the Maryland General Corporation Law, including applicable provisions of the Constitution of Maryland and the reported judicial decisions interpreting such law.

Sandy Spring Bancorp, Inc.
March 18, 2010

Based upon and subject to the foregoing, it is our opinion that when issued and delivered in accordance with the terms of the Underwriting Agreement, the Shares will be duly authorized and validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an Exhibit to a Current Report on Form 8-K and to the reference to us under the caption “Legal Matters” in the Prospectus Supplement dated March 17, 2010. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

KILPATRICK STOCKTON LLP

/s/ Aaron M. Kaslow
Aaron M. Kaslow, a Partner